                                                                    Exhibit 10.1



                            RESTRICTED ACCESS POLICY



                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.



            WORLDWIDE EXECUTIVE REMUNERATION PLAN, GRADES AND TITLES

                                   Version 1.8

                               September 25, 1998





                  THIS POLICY CONTAINS CONFIDENTIAL INFORMATION
                 PERTINENT TO INDIVIDUAL EXECUTIVE REMUNERATION.
                        ACCESS IS STRICTLY RESTRICTED TO
                       MEMBERS OF THE BOARD OF DIRECTORS,
                            THE CEO, COOS AND THE CFO
















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


                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                                     POLICY

            WORLDWIDE EXECUTIVE REMUNERATION PLAN, GRADES AND TITLES

                                   Version 1.8

                               September 25, 1998

1.       BACKGROUND

Until mid-1997, Phoenix International was primarily a Canadian-based specialized CRO, focussing on the North American market for Phase I and bioanalytical studies. However, at the time of writing Phoenix International has transformed into a global CRO with operations in many countries, and is in the process of acquiring or starting operations in other countries. It is considered important for harmonious and collaborative teamwork and to attract and retain executives, that executives in acquired companies, existing executives in Phoenix International's original operations, and newly hired executives, be remunerated on an equitable basis worldwide, and in a manner that is competitive in the international market for CRO executives.

It is Phoenix International's policy that executive titles are standardized worldwide, to reflect salary grades and level of responsibility, and to ensure that executives and other senior staff relate appropriately, based on consistency of titles among all of Phoenix International's operations.

This version 1.8 is the first official authorized version of this policy, although certain 1998 salary changes have been based on earlier drafts.

2.       OBJECTIVES

The objectives of this policy are:

2.1 To ensure that Phoenix International has a competitive and equitable Executive Remuneration Plan (ERP) that will appropriately attract, retain and reward high calibre executives at Phoenix International, in all countries in which Phoenix International has executive level personnel.

2.2      To define standard titles for executives worldwide

3.       SCOPE

All employees whose responsibilities, as judged by the HR committee of the Board of Directors,



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


are consistent with an executive level position in the CRO industry. This will usually apply to employees with the title of Vice President or higher. However, in some Phoenix International business units, certain employees who do not have executive responsibility have the title Vice President, based on historical practice prior to the acquisition of the business unit by Phoenix International. Such employees do not qualify for treatment under this policy.

4.       RESPONSIBILITY

The CEO is responsible for administration and application of this policy. He/she is also responsible for keeping records of executive salaries, bonuses, stock option eligibility and awards, and salary ranges; this responsibility may be delegated with appropriate supervision and review.

5.       SALARIES, GRADES AND TITLES

5.1      ESTABLISHED EXECUTIVES

         An Established Executive is an executive who has served 3 or more years with Phoenix International or an organization acquired by Phoenix International, or a comparable organization, at the level of his/her current responsibilities. In general, Phoenix International pays salaries to Established Executives typical of those of the world's top 10 publicly traded CROs (most are based in the USA). These are referred to as "Salary Norms". Norms are generally maxima for executives with extensive experience, except in special circumstances (see below) since, as is common with high growth high technology-based organizations, Phoenix International prefers to pay "typical" salaries to established executives, and reward superior performance with superior annual incentives, rather than with higher than typical salaries.

5.2      NEW EXECUTIVES

         A New Executive is a newly appointed executive at Phoenix International who has less than three years experience with Phoenix International or a company acquired by Phoenix International or a comparable organization, at the level of his her current responsibilities. Such executives will usually be hired at salaries below the Norms, usually at the low end of the range, and may expect to progress to the Norm over a period of 1-3 years, depending on ability to meet the criteria for the position, and previous experience at the same executive level.

5.3      BASIS FOR SETTING THE NORMS

         5.3.1    CEO AND COO

                  Data on competitive salaries for the CEO and COOs are readily available from the



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                  regulatory filings of publicly traded competitors. As of
                  January 1, 1998, salaries for these positions and those with similar responsibilities will be based on the relevant (as determined by the HR Committee of the Board of Directors) mean salary for publicly traded CROs with annual net revenues of greater than or equal to US$40 million, based on the last available 12 month period published by those competitive CROs. These data will usually be adjusted for inflation, since they are typically one year out of date. When such salaries are reviewed in future years, the US$40 million threshold will be adjusted to reflect the average growth rate of the industry between the time of review of this Policy, and the last review of the Policy.

         5.3.2    OTHER EXECUTIVES

                  Data for executives below the CEO and COO levels are not generally publicly available and Norms will therefore be set by the company's Corporate Executive Committee, based on perceived market value and demand. The market for some CRO industry executives with particular qualifications or experience pays higher salaries than the CRO market for executives in general, and than other executives fulfilling similar functions in other areas of the business. These qualifications and experience are:

                  5.3.2.1  Executives who have an M.D. degree
                  5.3.2.2 Executives with advanced technical knowledge in an area where such knowledge is in great demand and short supply
                  5.3.2.3  Executives who are founding members of a company

                  An executive in any of the above categories, as judged by the CEO, will normally receive a salary in a grade one higher than that justified by his/her responsibilities. In extraordinary circumstances, for industry leading executives, salaries could be two grades higher.

5.4      SALARY RANGES

         The market for CRO executives is a world market, with substantial executive movement within and between continents. Since the largest single-country market for CRO executives is the USA, the basis used for setting salary ranges in this Policy was US comparables in 1997, translated into Canadian dollars at the June, 1998 exchange rate.

         Factors affecting differences in salaries among countries include exchange rates, taxation, the purchasing power of the local currency, cost of living variations between countries, etc, and market supply and demand for executives. Although all such factors will be taken into account when translating ranges among countries, in view of the number of factors, their fluctuation, and the fact that some act positively and some negatively, the actual chosen ranges will inevitably be somewhat arbitrary.



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         For the first year of this policy, US and European ranges have been set simply using the exchange rates for the Canadian dollar prevailing at the time of original drafting of this policy (June, 1998). Critical evaluation of these ranges indicates that this produces executive salaries that are competitive at the time of writing. Salary Norms and ranges ranges for the period June 1, 1998 to May 31, 1999 are shown in Table 2, attached. Ranges are from 20% less than the Norm to 10% higher than the Norm. However, as a matter of policy, the Norm will usually be the highest salary for an executive, except in extraordinary circumstances as judged by the CEO and the HR committee of the Board of Directors, and as authorized by both the CEO and the HR Committee.


5.6      ANNUAL REVIEWS OF SALARIES, SALARY NORMS AND RANGES

         The basis for executive salary increases shall be the level of experience and expertise the incumbent CURRENTLY brings to the position, compared to that required of an Established Executive. Note that superior performance will be rewarded through an annual incentive (bonus and stock option) plan, and not by changes in salaries. All executive salary changes must be approved by the executive's direct supervisor and the next highest executive. For grades E1 and E2 and the CFO, all salary changes must be approved by the Human Resources Committee of the Board of Directors.

         The Salary Norms and ranges for executives specified in this policy will normally be changed effective May 31 of each year by the Human Resources Committee of the Board of Directors, to reflect the actual (for CEO and COO) and estimated (for all other positions) change in CRO industry executive salaries worldwide.

         Salaries will be reviewed annually on the anniversary of the last salary review for each executive.

5.7      GRANDFATHERED EXECUTIVES

         As of the implementation or revision of this policy, some existing executives may have higher salaries than the Norm for their grade, usually as a result of salary policies in companies acquired by Phoenix International, before these companies were acquired. The salaries of these executives are "grandfathered" and are not subject to reduction to match the requirements of this policy. However, while annual raises are applicable, these will normally be lower than is typical for other Phoenix International executives until such time as the salaries are compatible with Norms.

5.8      ASSIGNED AND PAID GRADES FOR INDIVIDUAL EXECUTIVES

         These will be listed by executive in a table maintained and updated by the CEO and made



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         available to the Human Resources Committee of the Board of Directors.

6.       EXECUTIVE BONUS PLAN

Annual bonuses are intended to provide an incentive for executives to achieve superior financial results and address objectives that will produce short term and/or long term beneficial change in the organization and their own performances. Only Senior Executives will benefit from the plan below. All other personnel with executive status or titles will benefit only from the company Plan for Incentives for Employees (PIE). A "Senior Executive" is an employee who is so identified by the CEO, as advised by the company's Corporate Executive Committee.

Executive bonuses will consist of up to three components, based on worldwide profitability expressed as earnings per share (EPS) (Corporate Bonus), profitability (pretax profit) of the local business unit (Local Bonus), and achievement of personal objectives (Objectives Bonus). Bonuses will be paid based on % achievement for each of these components, multiplied by a "Base Bonus" for each component. Base Bonuses are specified percentages of the salary paid to the executive in the relevant fiscal year.

All executive bonuses are subject to approval by the Human Resources Committee of the Board of Directors.

6.1      BASE BONUSES

         Bonuses are based on percentages of salary paid in the year. For 100% achievement for any component, the executive will be paid the Base Bonus for that component, as defined in the table below for various categories of executives:

                            BASE BONUS AS % OF SALARY

                                            CORPORATE         LOCAL             OBJECTIVES
                                            BASE BONUS        BASE BONUS        BASE BONUS

                                            Related to        Related to        Related to       Total
                                            Corporate         Fiscal Target     Strategic        Base
         Nominal Grade                      Net Profit        Of Bus. Unit      Objectives       Bonus
         -------------                      ----------        ------------      ----------       -----
         CEO                                37.5%             0%                12.5%            50%
         COO                                10%               20%               10%              40%
         CFO                                20%               0%                15%              35%
         Other Line Executive               7.5%              15%               7.5%             30%
         Staff Executive                    10%               0%                15%              25%



         A "Line Executive" is responsible either for a profit center, or for business development.



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         A "Staff Executive" is responsible for a cost center, or for a co-ordinating role.

6.2      CORPORATE BONUS

         The Corporate Bonus will be paid based on Phoenix International's worldwide earnings per share (EPS), as compared to the budgeted EPS. The Corporate Base Bonus is subject to upwards or downwards adjustments, based on an Adjustment Factor. This Factor is (% of target
         - 70%)/30, with a value of zero for less than or equal to 70% of target and a value of 2.0 for greater than or equal to 130% of target. Thus, the Corporate Bonus is calculated as follows:

         Salary Paid x [Actual EPS - 0.7 x Budgeted EPS]/[0.3 x Budgeted EPS] x Base Bonus

6.3      BASED ON PROFITABILITY OF THE LOCAL PROFIT CENTER (LOCAL BONUS)

         No Local Bonus, is payable if EITHER corporate or local profit achievement is less than or equal to 70% of target.

         The Local Bonus will be paid on the pretax profit of the local business unit. The Local Base Bonus is subject to upwards or downwards adjustments, based on an Adjustment Factor. This Factor is (% of target
         - 70%)/30, with a value of zero for less than or equal to 70% of target and a value of 2.0 for greater than or equal to 130% of target. Thus, this bonus is calculated as follows:

         Salary Paid x [Actual Pretax Profit - 0.7 x Budgeted Pretax Profit]/[0.3 x Budgeted Pretax Profit] x Base Bonus

         Note that for bonus purposes, local pretax profit excludes taxes and certain allocated corporate charges, but includes amortization of acquisition costs, interest charges associated with acquisition, and corporate charges for directly provided services, software, etc.

6.4      BASED ON ACHIEVEMENT OF NON-FINANCIAL OBJECTIVES (OBJECTIVES BONUS)

         The Objectives Base Bonus is subject to adjustment through multiplication of the Base Bonus by percentage achievement of objectives. These objectives must be agreed before the end of the first quarter of each year between the executive and his/her direct supervisor, or in the case of the CEO, with the Board of Directors. At the end of the fiscal year, the direct supervisor (or the HR Committee of the Board for the CEO) shall discuss with the executive the extent to which these objectives are achieved. While agreement between an executive and his/her supervisor on percentage completion is the objective, in the event of lack of agreement, the direct supervisor shall be the sole judge of the final percentage completion. This bonus shall be calculated as follows:

                  Salary Paid x % Achievement of Objectives x Base Bonus



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         The Objectives Bonus is payable regardless of corporate or local financial achievement.

6.5      BONUS FOR OUTSTANDING ACHIEVEMENT WHEN FINANCIAL PERFORMANCE IS
         DEPRESSED

         If Phoenix International does not achieve 70% of its financial objectives in any particular year, and/or if a particular business unit does not achieve 70% of its financial objectives, then fiscally related bonuses may be minimal or zero. Under these circumstances, Phoenix International wishes to ensure that executives who have performed in an outstanding fashion despite the poor financial results, can be rewarded. Thus, in such years, the Human Resources Committee of the Board of Directors has the power to make Outstanding Performance Bonus awards to deserving individuals.

6.6      CALCULATION AND PAYMENT OF BONUSES

         All bonuses are calculated after subtraction of potential bonuses from Phoenix International's profit figures. Since this results in a circular calculation, it will be iterated several times.

         For bonus purposes, financial data for budgeted and actual results shall be calculated on a consistent basis. Extraordinary losses and gains will normally be excluded from such calculations.

         Annual Bonuses will be paid within 3 months of the end of the fiscal year. If an executive resigns or is dismissed for cause, any unpaid bonus shall be forfeited. If an executive dies, or is permanently disabled or is dismissed other than for cause, or his/her contract is not renewed, he/she shall receive, within one month of the event, a bonus proportionate to results achieved in the period between the first day of the fiscal year and the date in the fiscal year when the event occurs.

7.       ANNUAL STOCK OPTION AWARDS

Consistent with industry practice, annual stock option awards are provided to certain Senior Executives, as decided from time to time by the Human Resources Committee of the Board of Directors. These awards will be made each year at the first meeting of the Human Resources Committee of the Board of Directors following the fiscal year end (expected on or before November 15). The first such award will take place in the Fall of 1998. The number of options to be awarded annually will be calculated by taking the total value of the salary paid to the executive in the fiscal year, multiplying by the exchange rate of the Canadian dollar at the end of that year, multiplying by a fraction which will vary among Senior Executives, and dividing by the year end share price for Phoenix International shares in Canadian dollars. For Example, assuming the salary paid to a Senior Executive is US$150,000, a US dollar is equal to Can$1.40, and Phoenix International shares are trading at Can$15.00, and the fraction of salary is 25%, the



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number of options to be awarded would be:

                  150,000 x 1.40 x 0.25/15.00  = 3,500 share options

Annually awarded share options vest differently from options awarded on hiring or promotion. Annually awarded options vest 20% for each year of service following the award of such options.

8.       BENEFITS

Some executives will receive a car allowance. All executives will receive increased insurance coverage for death or disability. Benefits may vary by country and according to local situations and practice.

9.       START UP AND FUTURE REVIEW OF THIS POLICY

Phoenix International has implemented this policy by:

9.1 Adjusting salaries for incumbent executives whose salaries are significantly lower than specified by this policy.

9.2 Establishing an executive incentive scheme (bonus plan) based on corporate and local profitability and achievement of objectives. Since the company's financial resources and results, the nature of its business, and its objectives are all subject to more or less frequent change, the bonus plan is also subject to possible substantial change each year.

9.3 Providing for annual stock option awards to certain Senior Executives.

10.       OVERRIDING FACTORS AND EXCEPTIONS

Notwithstanding provisions elsewhere in this policy, salary increase and bonus policies and plans are contingent on the company's economic circumstances each year, and contingent on annual review by the HR committee of the Board of Directors, and approval of the Board of Directors. This review and approval shall deviate from this policy only if the economic circumstances of the company require this, or in the event of a significant performance issue for a particular executive, or in the event of a change in this policy as a result of a policy review initiated by the Board of Directors.

On a country by country basis, the Chairman and CEO may authorize adjustment of the Norms for any grade except those subject to approval of the HR committee of the Board of Directors, in countries where this is necessary to reflect local conditions, such as taxation and competitive salaries in the particular country.



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                                     TABLE 1

                          TITLES, GRADES AND FUNCTIONS
                          ----------------------------


                    TITLE                          GRADE
-------------------------------------------------------------------
Normal                     Founder          Normal   Founder/Expert    Description
------                     -------          ------   --------------    -----------
Chairman and CEO            Same              E1      Same              The company's legal Chief Executive Officer

President and COO           Same              E2      E1*               An executive responsible  for all business for a
                                                                        country or group of countries, with
                                                                        combined annual net revenues in excess of
                                                                        US$35 million, or a corporate executive
                                                                        with line responsibilities second only to
                                                                        those of the CEO.

President, CFO              Same              E3      E2*               An executive responsible for all business
                                                                        for a country, or group of countries, or
                                                                        other independent business unit, with
                                                                        annual net revenues of between US$15 and
                                                                        $35 million, or the corporate CFO.

President                   Same              E4      E3*               An executive responsible for all business
                                                                        for a country or independent business
                                                                        unit(s) with annual net revenues in the
                                                                        range US$7.5-15 million.

Senior Vice President       Same              E4      E3*#              A business development executive responsible
                                                                        for a business volume in excess of US$50 million
                                                                        and who has relationships with pertinent drug
                                                                        development executives above the Director
                                                                        level in client companies, or an executive
                                                                        responsible for a substantial business
                                                                        unit within an operating organization.

VP (line or staff)          Senior VP         E5      E4*#              Corporate or local Line or Staff VP with
                                                                        substantial direct staff management responsibilities.
                                                                        Business development executive responsible for an
                                                                        annual business volume in the range US$25-50 million
                                                                        and supervising  greater than or equal to 4 BD - directors.

VP (line or staff)          Senior VP         E6      E5*#              Corporate or local line or staff VP with minimal
                                                                        staff management responsibilities, or senior
                                                                        director level employee with skills or knowledge in very
                                                                        high demand. Business Development executive responsible
                                                                        for annual business volume in the range  US$25-50
                                                                        million,  and supervising less than or equal to 4 BD
                                                                        directors.





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                           * = Founder,   # = Expert







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